Exhibit 21.1

Cornerworld Corporation
&
Subsidiaries

Those entities, which are indented, represent subsidiaries of the entity under which they are indented.

Name of Company			Jurisdiction of Formation

Cornerworld Corporation			Nevada
A.	Woodland Holdings Corp.		Delaware
	1.	West Michigan Co-Location Services, LLC	Michigan
	2.	Woodland Wireless Solutions, Ltd.	Michigan
		a. S Squared, LLC	Illinois
	3.	T2 TV, LLC	Michigan
B.	Cornerworld, Inc.		Delaware
C.	Enversa Companies LLC		Texas
	1.	MAP Telecom, LLC	Michigan
	2.	Tiny Dial, LLC	Delaware